Magna-Lab Inc,
EPS - Weighted average shares - February 29, 1996

                                          CURRENT QUARTER                                   CURRENT YEAR TO DATE
                                           months      Total                                months      Total for
   # shares        Dates outstanding    outstanding   months      Ratio     Amount       outstanding  year     Ratio       Amount
- -----------------------------------------------------------------------------------------------------------------------------------
(a)    875,000     2/10/92-11/30/94           3         3         .3/3       875,000          12       12      .9/9        875,000
(b)  1,000,000     4/10/93-11/30/94           3         3         .3/3     1,000,000          12       12      .9/9      1,000,000
(c)    150,000     5/11/93-11/30/94           3         3         .3/3       150,000          12       12      .9/9        150,000
       375,000     .7/20/95                   3         3         .3/3       375,000        7.30       12    7.3/12        228,125
(d)    250,000     .8/14/95                   3         3         .3/3       250,000        6.50       12    6.5/12        135,417
(e)  1,935,000     .1/3/96                    2         3         .2/3     1,290,000        2.00       12                  322,500
(f)      5,000     .1/18/96                 1.5         3       .1.5/3         2,500        1.50       12                      625
                                                                           ---------                                    ----------

     4,590,000                                                             3,942,500                                     2,711.667

Rounded                                                                    3,945,000                                     2,710,000

Net Loss                                                                   $ 601,920                                    $2,895,000

Loss per share                                                                 $0.15                                         $1.07


 (a) Excludes 1,000,000 forfeitable shares for loss periods

 (b) Initial Public Offering Shares

 (c) Overallotment shares

 (d) Bridge conversion shares

 (e) 1/3/96 Offering shares (1,850,000 + 60,000 + 25,000) = 1,935,000